Exhibit 10.13

EXECUTION COPY

$100,000,000

SUBORDINATED CREDIT AGREEMENT

among

VIRGIN MOBILE USA, LLC,

as Borrower,

and

VIRGIN ENTERTAINMENT HOLDINGS, INC.

and

SPRINT SPECTRUM L.P.,

as Lenders

Dated as of July 19, 2006

i

SECTION 4.	CONDITIONS PRECEDENT	33

4.1	Conditions to Effective Date	33
4.2	Condition to Each Borrowing and Revolver	35

SECTION 5.	AFFIRMATIVE COVENANTS	35

5.1	Financial Statements	35
5.2	Certificates; Other Information	36
5.3	Payment of Obligations	37
5.4	Maintenance of Existence; Compliance	37
5.5	Maintenance of Property; Insurance	38
5.6	Inspection of Property; Books and Records; Discussions	38
5.7	Notices	38
5.8	Environmental Laws	39
5.9	Additional Collateral, etc	39
5.10	Deposit Account Control Agreements	40
5.11	Leasehold Mortgages	41

SECTION 6.	NEGATIVE COVENANTS	41

6.1	Financial Condition Covenants	41
6.2	Indebtedness	42
6.3	Liens	44
6.4	Fundamental Changes	45
6.5	Disposition of Property; Capital Stock	46
6.6	Restricted Payments	47
6.7	Capital Expenditures	48
6.8	Investments	48
6.10	Sales and Leasebacks	49
6.11	Swap Agreements	49
6.12	Changes in Fiscal Periods	50
6.13	Negative Pledge Clauses	50
6.14	Clauses Restricting Subsidiary Distributions	50
6.15	Lines of Business	50

SECTION 7.	EVENTS OF DEFAULT	50

SECTION 8.	MISCELLANEOUS	54

8.1	Amendments and Waivers	54
8.2	Notices	54
8.3	No Waiver; Cumulative Remedies	55
8.4	Survival of Representations and Warranties	56
8.5	Payment of Expenses and Taxes	56
8.6	Successors and Assigns; Participations and Assignments	57
8.7	Adjustments; Set off	58
8.8	Counterparts	59

8.9	Severability	59
8.10	Integration	59
8.11	GOVERNING LAW	59
8.12	Submission To Jurisdiction; Waivers	59
8.13	Acknowledgements	60
8.14	Releases of Guarantees and Liens	61
8.15	Confidentiality	61
8.16	The Collateral Agents	61
8.17	WAIVERS OF JURY TRIAL	63
8.18	Non-Recourse	63
8.19	Conflicts	63

SCHEDULES:

1.1A	Subscriber Acquisition Costs
1.1B	Real Property
3.4	Consents, Authorizations, Filings and Notices
3.6	Litigation
3.15	Subsidiaries
3.19(a)	Filing Jurisdictions
6.2(d)	Existing Indebtedness
6.3(f)	Existing Liens

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Patent Security Agreement
C	Form of Trademark Security Agreement
D	Form of Copyright Security Agreement
E	Form of Compliance Certificate
F	Form of Closing Certificate
G	Form of Notice of Borrowing
H	Form of Consent to Assignment
I	Form of Legal Opinion of Simpson Thacher & Bartlett LLP
J	Form of Exemption Certificate
K	Form of Joinder
L	Form of Holdings Agreement
M	Form of Solvency Certificate
N	Form of Subordination Agreement
O	Form of PIK Note

SUBORDINATED CREDIT AGREEMENT (this “Agreement”), dated as of July 19, 2006, among VIRGIN MOBILE USA, LLC, a Delaware limited liability company (the “Borrower”), and VIRGIN ENTERTAINMENT HOLDINGS, INC., a Delaware corporation (“Virgin”), and SPRINT SPECTRUM L.P., a Delaware limited partnership (“Sprint Spectrum”; together with Virgin and their respective successors and permitted assigns in accordance with Section 8.6, the “Lenders”).

The parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Additional Subordinated Debt”: as defined in Section 6.2(k).

“Adjustment Date”: as defined in the Pricing Grid.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 1 0% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the aggregate then unpaid principal amount of such Lender’s Revolving Loans then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Applicable Margin”: the rate per annum as determined pursuant to the Pricing Grid.

“Available Revolving Commitment”: as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) the aggregate principal amount of all Revolving Loans made by such Lender then outstanding.

“Benefitted Lender”: as defined in Section 8.7(a).

“Best Buy”: Best Buy Co., Inc., a Minnesota corporation.

“Bluebottle”: Bluebottle USA Holdings L.P., a Delaware limited partnership and an indirect Subsidiary of Virgin Group Investments Limited, a British Virgin Islands registered company.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the Lenders to make Revolving Loans hereunder.

“Business”: as defined in Section 3.17(b).

“Business Day”: a day other than (i) Saturday or Sunday, (ii) any day on which commercial banks in New York, New York or London, England generally are not open to the general public for the purpose of conducting commercial banking business or (iii) any day on which the principal office of either Virgin or Sprint Spectrum is not open to conduct business, provided that with respect to notices and determinations in connection with, and payments of principal and interest on, Revolving Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of less than 12 months from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing less than 12 months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of less than 12 months from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agents”: as defined in the Guarantee and Collateral Agreement.

“Commitment Fee Rate”:  1/2 of 1% per annum.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit E.

“Consent to Assignment”: a Consent to Assignment, substantially in the form of Exhibit H.

“Consolidated Adjusted EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs (including, without limitation, the deferred costs associated with the termination of revolving loans under that certain Credit Agreement, dated as of July 14, 2005 (as amended to the date hereof) among the Borrower, the Senior Debt Agent and the lenders party thereto) and commissions, discounts and other fees and charges associated with Indebtedness (including the Revolving Loans), (c) any fees, costs and expenses associated with the IPO (to the extent incurred within 180 days of the consummation thereof), (d) any fees, costs and expenses associated with any Permitted

Acquisition or any other acquisition or investment permitted hereunder (whether or not consummated) not in excess of $1,000,000 in the aggregate, (e) depreciation and amortization expense, (f) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (g) any extraordinary, unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business), (h) any other non-cash charges, (i) any non-cash distribution to Best Buy which constitutes an earnout, (j) any remaining amounts attributable to the cash bonus payments relating to the Original Transaction to management of the Borrower not in excess of $5,400,000, (k) any non-cash restructuring charges or reserves and (l) for each period from January 1, 2006 through June 30, 2006, September 30, 2006 and December 31, 2006, respectively, and thereafter for each trailing twelve months during such period, the aggregate subscriber acquisition costs expended in such period, but only such costs for such period that exceed the budgeted subscriber acquisition costs set forth on Schedule 1.1A (the “Excess Subscriber Costs”) and only if the number of subscribers acquired during the period exceeds the projected number of subscribers for such period set forth on Schedule 1.1A (it being understood that for purposes of calculating such add-back, the cost per subscriber (CPGA) shall not exceed $115 in any fiscal quarter during fiscal year 2006, $107 in any fiscal quarter during fiscal year 2007 and $108 in any fiscal quarter during fiscal year 2008 and thereafter), provided that the aggregate amount of such costs added to Consolidated Net Income for fiscal year 2006 shall not exceed $20,000,000, provided, further that the aggregate amount of such costs added to Consolidated Net Income during the period January 1, 2006 through Senior Obligations Repayment Date shall not exceed $40,000,000; and minus, (a) to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income, (ii) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business but excluding up to $10,000,000 in fiscal year 2006 for proceeds received in connection with a judgment or settlement with Nokia relating to the bulk purchase of Nokia Shorty Handsets, as previously disclosed to the Lenders), (iii) income tax credits (to the extent not netted from income tax expense) and (iv) any other non-cash income and (b) any cash payments made during such period in respect of items described in clause (g) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis. For the purposes of calculating Consolidated Adjusted EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio, if during such Reference Period the Borrower or any Subsidiary shall have made a Permitted Acquisition, Consolidated Adjusted EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, to the extent such cost savings would be permitted to be reflected in pro forma financial information complying with the requirements of GAAP and Article 11 of Regulation S-X under the Securities Act of 1933, as amended, as interpreted by the staff of the SEC, and as certified by a Responsible Officer of the Borrower) as if such Permitted Acquisition occurred on the first day of such Reference Period.

“Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Borrower and its Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans to the extent otherwise included therein.

“Consolidated Fixed Charge Coverage Ratio”: for any period, the ratio of (a) the sum of Consolidated Adjusted EBITDA for such period plus 50% of the average daily availability hereunder during the fiscal quarter ending on the testing date to (b) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges”: for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period, (b) the aggregate amount actually paid by the Borrower and its Subsidiaries during such period on account of Capital Expenditures (excluding the principal amount of Indebtedness (other than any Revolving Loans and any Senior Obligations) incurred in connection with such expenditures), (c) scheduled payments made during such period on account of principal of Indebtedness of the Borrower or any of its Subsidiaries (including scheduled principal payments in respect of the term loans made pursuant to the Senior Debt Agreement), (d) cash dividends paid by the Borrower and its Subsidiaries during such period pursuant to Section 6.6 and cash payments made in respect of the PIK Notes issued in accordance with Section 6.6(b) and (e) taxes paid during such period by the Borrower and its Subsidiaries.

“Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to the Revolving Loans and the Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Leverage Ratio”: as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated Adjusted EBITDA for such period.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided, that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date (excluding Indebtedness then outstanding hereunder and any PIK Notes), determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Continuing Directors”: (i) prior to a Holdings Transaction, the directors of the Borrower on the Effective Date, and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by at least 66-2/3% of the then Continuing Directors of the Borrower or such other director is elected to the board of directors of the Borrower by the Permitted Investors pursuant to the LLC Agreement and (ii) upon the consummation of a Holdings Transaction, the directors of Holdings or the IPO Company, as applicable, on the date of such Holdings Transaction, and each other director, if, in each case, such other director’s nomination for election to the board of directors of Holdings or the IPO Company is recommended by at least 66-2/3% of the then Continuing Directors of Holdings or such other director receives the vote of the Permitted Investors in his or her election by the shareholders of Holdings or the IPO Company.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Copyright Security Agreement”: the Copyright Security Agreement to be executed by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit D.

“Deactivated”: an End User (as defined in the PCS Services Agreement) who has voluntarily terminated its Virgin Mobile Service (as defined in the PCS Services Agreement) or whose Virgin Mobile Service has been terminated by the Borrower (it being understood that (i) termination shall mean that such End User no longer has a phone number with the Borrower and (ii) such termination by the Borrower shall occur no more than 150 days from such End User’s last “top-up” of its account).

“Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Deposit Account Control Agreement”: an agreement in writing, in form and substance reasonably satisfactory to each Collateral Agent, which provides that any bank at which any deposit account of the Borrower is at any time maintained will comply with instructions originated by the Relevant Agent after the occurrence and during the continuance of an Event of Default directing disposition of the funds in the deposit account without further consent by the Borrower and such other terms and conditions as either Collateral Agent may reasonably require.

“Designated Agent”: as defined in the Guarantee and Collateral Agreement.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Distribution Agreement”: any agreement between the Borrower and a retailer pursuant to which the Borrower distributes and/or sells its products.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“Effective Date”: the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied.

“Eligible Assignee”: means (i) any creditworthy (in the reasonable judgment of the Senior Debt Agent) Affiliate of a Lender or the Borrower; provided the assigning Lender is not relieved of its obligations hereunder unless consented to by the Senior Debt Agent, such consent not to be unreasonably withheld; (ii) a commercial bank having total assets in excess of Five Billion Dollars ($5,000,000,000); or (iii) a finance company, insurance company, other financial institution or fund that is engaged in making, purchasing, holding or investing in loans in the ordinary course of its business.

“Enforcement Action”: as defined in the Subordination Agreement.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Revolving Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Revolving Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Lenders or, in the absence of such availability, by reference to the rate at which the Senior Debt Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Revolving Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 – Eurocurrency Reserve Requirements

“Event of Default”: any of the events specified in Section 7, provided, that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any fiscal year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Adjusted EBITDA and (ii) decreases in Consolidated Working Capital for such fiscal year less (b) the sum, without duplication, of (i) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (ii) the aggregate amount of all optional prepayments of the Term Loans during such fiscal year, (iii) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Term Loans) of the Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (iv) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of income taxes and interest, (v) cash dividends or distributions permitted by Section 6.6(b) and cash payments made in respect of the PIK Notes issued in accordance with Section 6.6(b) and (vi) increases in Consolidated Working Capital for such fiscal year.

“Excluded Foreign Subsidiary”: any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.

“Fee Payment Date”: (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funded Debt”: as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 5.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 3.1(b). In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Lenders agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower and the Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to the Borrower and its Subsidiaries and after a Holdings Transaction, Holdings and its Subsidiaries and any IPO Company.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Holdco Restructuring”: any transaction in which the Borrower remains a limited liability company and a U.S. entity becomes the direct owner of 100% of each class of outstanding Capital Stock of the Borrower.

“Holdings”: (a) in the case of the Holdco Restructuring, the direct parent company which owns 100% of each class of outstanding Capital Stock of the Borrower and (b) in the case of the UPREIT Restructuring, the sole general partner of the Borrower.

“Holdings Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by Holdings and the IPO Company, as applicable, in accordance with Section 6.4(e), substantially in the form of Exhibit L, or in form and substance reasonably satisfactory to the Lenders, pursuant to which each of Holdings and the IPO Company, as applicable, become a Group Member and a Loan Party after the Effective Date.

“Holdings Transaction”: any of the Holdco Restructuring, the UPREIT Restructuring or the formation of the IPO Company.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables paid in accordance with their terms (or unpaid but subject to a bona fide dispute) incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Section 7(e) only, all obligations of such Person in respect of Swap Agreements, valued at the Termination Value thereof. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: as to any Revolving Loan, the date that is (i) three months after the date of the making or Rollover of such Revolving Loan, (ii) the date of any prepayment made hereunder, and (iii) the Revolving Termination Date.

“Interest Period”: as to any Revolving Loan, initially, (a) the period commencing on the borrowing date with respect to such Revolving Loan and ending three months thereafter and (b) thereafter, each period commencing on the last day of the preceding Interest Period applicable to such Revolving Loan and ending three months thereafter; provided, that the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period that would extend beyond the Revolving Termination Date; and

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investments”: as defined in Section 6.8.

“IP Security Agreements”: the collective reference to the Patent Security Agreement, the Trademark Security Agreement and the Copyright Security Agreement.

“IPO”: means a bona fide underwritten initial public offering of common stock of Holdings or the direct parent company of Holdings (the “IPO Company”) as a direct result of which at least 10.0% of the aggregate common stock of Holdings or the IPO Company (calculated on a fully-diluted basis after giving effect to all options to acquire common stock of Holdings or the IPO Company then outstanding, regardless of whether such options are then currently exercisable) is beneficially owned by Persons other than the Permitted Investors and Best Buy.

“IPO Company”: as defined in the definition of “IPO.”

“Joinder”: an agreement to be executed and delivered by OpCo in accordance with Section 6.4(e), substantially in the form of Exhibit K, pursuant to which OpCo shall become a party to this Agreement and certain other Loan Documents after the Effective Date.

“JV Agreements”: each of (a) the LLC Agreement, (b) the PCS Services Agreement, (c) the Sprint Trademark Agreement and (d) the Virgin Trademark Agreement.

“Lenders”: as defined in the preamble hereto.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“LLC Agreement”: the Third Amended and Restated Limited Liability Company Agreement of Virgin Mobile USA, LLC, dated as of August 25, 2003, by and among Bluebottle, Sprint Ventures and Best Buy or, to the extent not prohibited by the terms of this Agreement, including, Sections 6.4(e), 6.17 and 7(m), any similar operating agreement of the Borrower, in each case as amended, restated or otherwise modified from time to time.

“Loan Documents”: this Agreement, the Security Documents, the Subordination Agreement, the Notes, the PIK Notes and any amendment, waiver, supplement, joinder or other modification to any of the foregoing.

“Loan Parties”: each Group Member that is a party to a Loan Document.

“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations or financial condition of the Borrower and its Subsidiaries taken as a whole (and, upon consummation of a Holdings Transaction, Holdings and its Subsidiaries or the IPO Company and its Subsidiaries, as applicable, taken as a whole) or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of any Lender hereunder or thereunder.

“Material Distribution Agreement”: any Distribution Agreement, the revenue from which, at any time of determination, equals or exceeds 5% of the consolidated revenue of the Borrower and its Subsidiaries.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Members”: Sprint Ventures, Bluebottle and Best Buy.

“Moody’s”: Moody’s Investors Service, Inc.

“Mortgages”: each of the mortgages and deeds of trust, if any, made by any Loan Party in favor of, or for the benefit of, the Lenders, each in form and substance reasonably acceptable to the Lenders.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Service Revenue”: for any period, gross service revenue minus airtime taxes and fraud allowance, with each such term having the meaning ascribed thereto in the consolidated statement of income of the Borrower and its consolidated Subsidiaries.

“Non-Excluded Taxes”: as defined in Section 2.12(a).

“Non-U.S. Lender”: as defined in Section 2.12(d).

“Notes”: the collective reference to any promissory note evidencing the Revolving Loans.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Revolving Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Revolving Loans and all other obligations and liabilities, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise. For the avoidance of doubt, “Obligations” shall not include any obligations owing by the Borrower to any Lender or its Affiliates under or in connection with any document other than a Loan Document or any other document made, delivered or given in connection with a Loan Document.

“OpCo”: as defined in the definition of “UPREIT Restructuring”.

“Original Transaction”: (1) the repayment in full and termination of all indebtedness under those certain Amended and Restated Revolving Notes, dated as of July 8, 2004, between the Borrower and each of Sprint Ventures and Barfair Limited, an affiliate of Bluebottle, respectively (as amended to the date hereof), in an aggregate amount equal to approximately $42,700,000, (2) the repayment in full and termination of all indebtedness under the certain Second Amended and Restated Loan and Security Agreement, dated as of July 10, 2003, between the Borrower and Fleet Retail Group, Inc., Wells Fargo Foothill, Inc. and Back Bay Capital Funding LLC, as amended, in an aggregate amount equal to approximately $39,100,000, and the termination of all Liens granted in connection therewith and (3) the return of capital and other cash distributions to each of the Members and certain members of managing in an aggregate amount equal to approximately $380,600,000.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant”: as defined in Section 8.6(c).

“Patent Security Agreement”: the Patent Security Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit B.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“PCS Services Agreement”: the PCS Services Agreement dated as of October 4, 2001, by and between Sprint Spectrum and the Borrower, as amended to the date hereof and as further amended, restated or otherwise modified from time to time in accordance with the terms hereof.

“Permitted Acquisition” means any acquisition by the Borrower or a Subsidiary Guarantor of any portion of the assets of, or more than 50% of the Capital Stock in, a Person or division or line of business of a Person if, at the time of and immediately after giving effect thereto, (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) all transactions related thereto are consummated in accordance with applicable laws, (c) all the Capital Stock in each Subsidiary formed for the purpose of or resulting from such acquisition shall be owned directly by the Borrower or a Subsidiary Guarantor and all actions required to be taken with respect to such acquired or newly-formed Subsidiary under Section 5.9 shall be taken in accordance with the terms thereof, (d) in case of an acquisition of assets, such assets (other than assets to be retired or disposed of) are to be used, and in the case of an acquisition of Capital Stock, the Person so acquired is engaged, in the same line of business as that of the Borrower or a line of business reasonably related thereto, (e) the Borrower and the Subsidiaries are in compliance, on a pro forma basis after giving effect to such acquisition, with the covenants contained in this Agreement, with the applicable covenants contained in Section 6.1 being recomputed in accordance with the second sentence of the definition of “Consolidated Adjusted EBITDA”, and (f) the Borrower has delivered to the Lenders a certificate of a Responsible Officer to the effect set forth in clauses (a) through (e) above, together with all financial information for the Person or assets to be acquired as reasonably requested by any Lender.

“Permitted Investors”: the collective reference to Bluebottle, Sprint Ventures and any of their respective Affiliates.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“PIK Notes”: the collective reference to any promissory note issued at any time in a principal amount equal to the amount of accrued interest at such time with respect to any Revolving Loan that is not paid in cash or by the issuance of additional Capital Stock of the Borrower, issued by the Borrower at the request of all Lenders substantially in the form of Exhibit O and any promissory note issued for the payment of dividends or distributions as permitted under Section 6.6(b).

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pricing Grid”: the table set forth below.

Consolidated Leverage Ratio	Applicable Margin for Revolving Loans
≥ 4.0 to 1.0	4.95%
< 4.0 to 1.0	4.50%

For the purposes of the Pricing Grid, changes in the Applicable Margin resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section 5.1 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 5.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in the Pricing Grid shall apply. In addition, at all times while an Event of Default shall have occurred and be continuing, the highest rate set forth in the Pricing Grid shall apply. Each determination of the Consolidated Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 6.1.

“Projections”: as defined in Section 5.2(c).

“Properties”: as defined in Section 3.17(a).

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Relevant Agent”: as defined in the Guarantee and Collateral Agreement.

“Rollover”: the extension of a Revolving Loan pursuant to Section 2.7(b).

“Rollover Date”: as defined in Section 2.7(b).

“Rollover Notice”: as defined in Section 2.7(b).

“Rollover Period”: as defined in Section 2.7(a).

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, 30, 31, 32, 34 or .35 of PBGC Reg. § 4043.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

“Restricted Payments”: as defined in Section 6.6.

“Revolving Commitment”: as to any Lender, the obligation of such Lender to make Revolving Loans in an aggregate principal amount not to exceed the amount set forth under the heading “Revolving Commitment” below such Lender’s name on the signature pages hereto or in the agreement pursuant to which such Lender became a party hereto pursuant to Section 8.6. The original amount of the Total Revolving Commitments is $100,000,000.

“Revolving Commitment Period”: the period from and including the Effective Date to the Revolving Termination Date.

“Revolving Loan Maturity Date”: as defined in Section 2.7(a).

“Revolving Loans”: as defined in Section 2.1(a).

“Revolving Percentage”: as to any Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding.

“Revolving Termination Date”: the first Business Day after the earlier of (a) December 14, 2010 and (b) the Senior Obligations Repayment Date.

“S&P”: Standard & Poor’s Ratings Services.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties”: as defined in the Guarantee and Collateral Agreement.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Holdings Agreement, the IP Security Agreements, the Mortgages and all other security documents hereafter delivered to the Lenders granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Debt Acceleration”: the commencement of any Enforcement Action with respect to the Senior Obligations.

“Senior Debt Agent”: JPMorgan Chase Bank, N. A., together with its affiliates, as the administrative agent under the Senior Documents, together with any of its successors.

“Senior Debt Agreement”: the Amended and Restated Credit Agreement dated as of July 19, 2006 among the Borrower, the lenders from time to time parties thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as syndication agent, and the Senior Debt Agent.

“Senior Documents”: as defined in the Subordination Agreement.

“Senior Obligations”: as defined in the Subordination Agreement.

“Senior Obligations Repayment Date”: as defined in the Subordination Agreement.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvency Certificate”: a certificate duly executed by the chief financial officer of the Borrower substantially in the form of Exhibit M.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Sprint Collateral Agent”: as defined in the Guarantee and Collateral Agreement.

“Sprint Communications”: Sprint Communications Company, L.P., a Delaware limited partnership.

“Sprint Spectrum”: as defined in the preamble hereto.

“Sprint Trademark Agreement”: the Trademark License Agreement dated as of October 4, 2001, by and between Sprint Communications and the Borrower, as amended, restated or otherwise modified from time to time in accordance with the terms hereof.

“Sprint Ventures”: Sprint Ventures, Inc., a Kansas corporation.

“Subordinated Debt”: means Indebtedness (other than Indebtedness under this Agreement or any other Loan Document) that, by the terms of any agreement or instrument pursuant to which such Indebtedness is incurred, is expressly made subordinate in right of payment and priority to the Indebtedness of any Loan Party under the Loan Documents.

“Subordinated Debt Obligations”: as defined in the Subordination Agreement.

“Subordination Agreement”: the Subordination and Intercreditor Agreement, dated as of the date hereof, by and among the Borrower, the Subsidiary Guarantors party thereto, the Lenders, and the Senior Debt Agent, substantially in the form of Exhibit N.

“Subscriber”: End Users (as defined in the PCS Services Agreement) (1) that are included in the Borrower’s Siebel CRM system database (or any replacement database system therefor) and (2) that are not Deactivated.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”: each Subsidiary of the Borrower other than any Excluded Foreign Subsidiary; collectively, the “Subsidiary Guarantors”.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement.”

“Term Loan”: “Loan” as defined in the Senior Debt Agreement.

“Termination Value”: in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Trademark Security Agreement”: the Trademark Security Agreement to be executed by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit C.

“Transferee”: any Eligible Assignee to whom a Lender shall have assigned all or any portion of its rights and obligations hereunder or Participant.

“United States”: the United States of America.

“UPREIT Restructuring”: any transaction in which the Borrower becomes a limited partnership (“OpCo”), the sole general partner of which shall be a U.S. entity, with (i) such general partner being the record and beneficial owner, directly, of 100% of each class of outstanding Capital Stock of OpCo (other than (a) any non-voting Capital Stock owned by Sprint Ventures or its Affiliates, which interest shall not exceed a percentage of all outstanding non-voting Capital Stock equal to the percentage of Capital Stock of the Borrower owned by Sprint Ventures on the Effective Date and (b) any options or similar rights permitted pursuant to the LLC Agreement), (ii) all of such general partner’s Subsidiaries and other assets thereafter held through OpCo and (iii) OpCo thereafter being the sole Borrower hereunder.

“VEL”: Virgin Enterprises Limited, a company organized under the laws of England.

“Virgin”: as defined in the preamble hereto.

“Virgin Collateral Agent”: as defined in the Guarantee and Collateral Agreement.

“Virgin Trademark Agreement”: the Trademark License Agreement dated as of October 4, 2001, by and between VEL and the Borrower, as amended, restated or otherwise modified from time to time in accordance with the terms hereof.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) Upon consummation of a Holdings Transaction, the references in the following definitions to “the Borrower” shall be deemed to refer to “Holdings” or the “IPO Company”, as applicable: “Consolidated Current Assets”, “Consolidated Current Liabilities”, “Consolidated Fixed Charges”, “Consolidated Interest Expense”, “Consolidated Net Income”, “Consolidated Total Debt” and “Excess Cash Flow”.

SECTION 2. AMOUNT AND TERMS OF REVOLVING COMMITMENTS

2.1 Revolving Commitments. (a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which does not exceed the amount of such Lender’s Revolving Commitment; it being understood that the foregoing limitation shall apply to the principal amount of the Revolving Loans and not to the PIK Notes; provided, however, that at no time shall any Lender be obligated to make a Revolving Loan in excess of such Lender’s pro rata share of any requested Revolving Loan based upon such Lender’s Revolving Percentage unless each Lender shall otherwise agree in its sole discretion. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

(b) The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

2.2 Procedure for Revolving Loan Borrowing. The Borrower may borrow during the Revolving Commitment Period on any Business Day, provided, that the Borrower shall give the Lenders irrevocable notice (which notice must be received by the Lenders prior to 11:00 A.M., New York City time, ten Business Days prior to the requested Borrowing Date), specifying the amount of Revolving Loans to be borrowed and the requested Borrowing Date. Each such notice of borrowing shall be in substantially the form of Exhibit G. Each borrowing shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Lender will make the amount of its applicable share of each borrowing available for the account of the Borrower, at an account specified by the Borrower, prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in immediately available funds. The Borrower shall not, without the consent of all Lenders, borrow more than four (4) Revolving Loans in any calendar quarter.

2.3 Commitment Fees. The Borrower agrees to pay for the account of each Lender a commitment fee for the period from and including the date hereof to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.

2.4 Termination or Reduction of Revolving Commitments. Subject to the terms of the Subordination Agreement, the Borrower shall have the right, upon not less than three Business Days’ notice to the Lenders, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided, that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the aggregate principal amount of Revolving Loans then outstanding would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

2.5 Optional Prepayments. Subject to the terms of the Subordination Agreement, the Borrower may at any time and from time to time prepay the Revolving Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Lenders no later than 11:00 A.M., New York City time, five Business Days prior thereto, which notice shall specify the date and amount of prepayment; provided, that if a Revolving Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.13. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest in cash to such date on the amount prepaid and the aggregate amount then due under the PIK Notes with respect to such Revolving Loans being prepaid, if applicable. Partial prepayments of Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

2.6 Mandatory Prepayments.

(a) If on any Business Day the aggregate unpaid principal amount of all Revolving Loans then outstanding exceeds the amount of the Total Revolving Commitments, the Borrower shall prepay such Revolving Loans in an amount equal to such excess to the Lenders.

(b) If on any Business Day the aggregate unpaid principal amount of all Revolving Loans owing to any Lender exceeds such Lender’s pro rata share based upon its Revolving Percentage, the Borrower shall prepay such Revolving Loans owing to such Lender in an amount equal to such excess; provided, that no such prepayment shall be required if all Lenders shall have consented, in their sole discretion, to such Lender holding a non pro rata portion of the Revolving Loans.

(c) If on any date the Borrower is required to prepay the Senior Obligations pursuant to Section 2.11 of the Senior Debt Agreement as a result of the issuance of any Indebtedness, the occurrence of any “Asset Sale” (as defined in the Senior Debt Agreement) or any Recovery Event or otherwise, the Borrower shall, on such date, prepay the Revolving Loan in an amount equal to the amount of “Net Cash Proceeds” (as defined in the Senior Debt Agreement) received from such issuance or occurrence in excess of the amount required to be applied to prepay the Senior Obligations at such time pursuant to the Senior Debt Agreement; provided that any such Net Cash Proceeds that are permitted to be (i) excluded from prepayment pursuant to the terms of Section 2.11(b)(i) of the Senior Debt Agreement or (ii) reinvested pursuant to the terms of Section 2.11(b)(ii) of the Senior Debt Agreement shall, in the case of either clause (i) or clause (ii), be excluded from the foregoing requirement.

(d) If on the date that is three months after the making of any Revolving Loan or the Rollover of any Revolving Loan as provided in Section 2.7(b), the condition in Section 4.2 is not satisfied, such Revolving Loan shall become due and payable on such date.

(e) Each prepayment of the Revolving Loans under this Section 2.6 shall be accompanied by payment of accrued interest, whether in cash or by the issuance of PIK Notes or additional Capital Stock of the Borrower to the Lenders or any combination thereof, in each case, solely as requested by the Lenders, on the amount prepaid.

2.7 Rollovers. (a) Subject to Section 2.7(b) and the terms of the Subordination Agreement, the Borrower shall repay each Revolving Loan on the date that is the earlier of (i) three months after the making of such Revolving Loan or the Rollover of such Revolving Loan, as applicable (the “Revolving Loan Maturity Date”) and (ii) the Revolving Termination Date.

(b) Upon notice provided no later than 11:00 A.M., New York City time at lease five (5) Business Days before any Revolving Loan Maturity Date (“Rollover Notice”), the Borrower may extend any Revolving Loan Maturity Date of a Revolving Loan or any portion of a Revolving Loan (including any Revolving Loan that has previously been subject to a Rollover) to the date that is three months following the Revolving Loan Maturity Date of such Revolving Loan (each such three month period, a “Rollover Period”, and the first day of such Rollover Period, the “Rollover Date”); provided that (i) no Rollover Period shall continue beyond the Revolving Termination Date, (ii) the Borrower shall satisfy the condition set forth in Section 4.2 on each Rollover Date and (iii) the Borrower shall make any interest payment then due.

2.8 Interest Rates and Payment Dates. (a) Each Revolving Loan shall bear interest for each day during the Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin. If on any day the Eurodollar Rate cannot be ascertained, each Revolving Loan shall bear interest at a rate per annum equal to 12% for each such day.

(b) If all or a portion of, or interest on, the principal amount of any Revolving Loan, commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provision of this Section plus 2%, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(c) Interest shall be payable in cash or through the issuance of PIK Notes or additional Capital Stock of the Borrower or any combination of the foregoing (in each case, solely as requested by the Lenders), in arrears on each Interest Payment Date, provided, that interest accruing pursuant to paragraph (b) of this Section shall be payable from time to time on demand. Each PIK Note so issued shall be dated the applicable Interest Payment Date or date of such demand, as applicable. All payments of interest (including interest accruing pursuant to paragraph (b) of this Section) through the issuance of PIK Notes or additional Capital Stock of the Borrower (which, in each case may only be issued at the request of the Lenders) shall be made by mailing such duly executed and delivered PIK Notes or relevant documentation under the LLC Agreement to the Lenders by overnight courier, postage prepaid.

2.9 Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that,

with respect to the rate of interest which is calculated at 12% pursuant to Section 2.8(a), the interest shall be calculated on the basis of a 365 ( or 366, as the case may be) day year for the actual days elapsed. The Lenders shall as soon as practicable notify the Borrower of each determination of a Eurodollar Rate. Any change in the interest rate on a Revolving Loan resulting from a change in the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.

(b) Each determination of an interest rate pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error.

2.10 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Revolving Commitments of the Lenders shall be made pro rata according to the respective Revolving Percentages of the Lenders unless each Lender, in its sole discretion, agrees that any such borrowing, payment or reduction shall be made on any other basis that is not adverse to any other Lender.

(b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on (including payment by the issuance of the PIK Notes and/or Capital Stock of the Borrower) the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Lenders.

(c) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, cash interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Lenders, at the account specified by each Lender in Dollars and in immediately available funds, and all payments to be made pursuant to the issuance of PIK Notes and/or additional Capital Stock (if permitted pursuant to Section 2.8(c)) of the Borrower shall be made as set forth in Section 2.8(c). If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the then applicable rate during such extension.

2.11 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Revolving Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.12 and changes in the rate of tax on the overall net income of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, continuing or maintaining Revolving Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’ s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section, showing the calculations of the amounts payable in reasonable detail, submitted by any Lender to the Borrower shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided, that if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Revolving Loans and all other amounts payable hereunder.

2.12 Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Lender as a result of a present or former connection between such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to any Lender hereunder, the amounts so payable to such Lender shall be increased to the extent necessary to yield to such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the relevant Lender a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Lenders for any incremental taxes, interest or penalties that may become payable by any Lender as a result of any such failure.

(d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non U.S. Lender”) shall deliver to the Borrower (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a statement substantially in the form of Exhibit K and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation and in such case the Participant shall deliver such forms to the Lender from which it purchased the Participation). In addition, each Non U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non U.S. Lender. Each Non U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non U.S. Lender is not legally able to deliver.

(e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower, at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided, that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f) If any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.12, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.12 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender in the event such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g) The agreements in this Section shall survive the termination of this Agreement and the payment of the Revolving Loans and all other amounts payable hereunder.

2.13 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, or continuation of Revolving Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment pursuant to Section 2.5 after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Revolving Loans on a day that is not the last day of the Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, or subject to a Rollover, for the period from the date of such prepayment or of such failure to borrow or Rollover to the last day of such Interest Period (or, in the case of a failure to borrow or Rollover, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Revolving Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section, showing the calculation of the amounts payable in reasonable detail, submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Revolving Loans and all other amounts payable hereunder.

2.14 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.11 or 2.12(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Revolving Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.11 or 2.12(a).

SECTION 3. REPRESENTATIONS AND WARRANTIES

To induce Lenders to enter into this Agreement and to make the Revolving Loans, the Borrower hereby represents and warrants to each Lender that:

3.1 Financial Condition. (a) [Intentionally Omitted].

(b) The audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at December 31, 2005, and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by PricewaterhouseCoopers LLP, present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. The unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at March 31, 2006, and the related unaudited consolidated statements of income and cash flows for such month and the portion of the fiscal year through the end of such month, present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for such month and the portion of the fiscal year through the end of such month (subject to normal year end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long term leases or unusual forward or long term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from April 1, 2006 to and including the date hereof there has been no Disposition by any Group Member of any material part of its business or property.

3.2 No Change. Since December 31, 2005, there has been no development or event that has not been disclosed to the Lenders prior to the Effective Date and that has had or could reasonably be expected to have a Material Adverse Effect.

3.3 Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 3.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 3.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

3.6 Litigation. Except as set forth on Schedule 3.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the IPO Company, Holdings or the Borrower, threatened by or against any Group

Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) that could reasonably be expected to have a Material Adverse Effect. No JV Agreement or Distribution Agreement is the subject of any pending (or to the knowledge of the Borrower, threatened) litigation, investigation or proceeding of or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

3.7 No Default. No Default or Event of Default has occurred and is continuing. No Group Member (and with respect to each JV Agreement or Distribution Agreement, no counterparty thereto, to the knowledge of the Borrower) is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect.

3.8 Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien except as permitted by Section 6.3.

3.9 Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the IPO Company, Holdings or the Borrower know of any valid basis for any such claim. The use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.

3.10 Taxes. Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no tax Lien has been filed, and, to the knowledge of the Borrower, no claim has been asserted in writing, with respect to any such tax, fee or other charge.

3.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender, the Borrower will furnish to each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U 1, as applicable, referred to in Regulation U.

3.12 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

3.13 ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

3.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

3.15 Subsidiaries. As of the Effective Date, Schedule 3.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party. There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as created by the Loan Documents or as permitted by the LLC Agreement.

3.16 Use of Proceeds. The proceeds of the Revolving Loans shall be used for general corporate purposes.

3.17 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g) no Group Member has assumed any liability of any other Person under Environmental Laws.

3.18 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, or any other document, certificate or written statement furnished by or on behalf of any Loan Party to any Lender, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading. The projections contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, or in any other documents, certificates and statements furnished to the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

3.19 Security Documents. Each of the Security Documents (other than the Mortgages), upon execution and delivery thereof, is effective to create in favor of each Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Equity Interests described in the Guarantee and Collateral Agreement and the Holdings Agreement, when stock certificates or other certificates representing such Pledged Equity Interests are delivered to the Collateral Agents, and in the case of the other Collateral described in the Security Documents (other than the Mortgages), as applicable, when financing statements and other filings specified on Schedule 3.19(a) in appropriate form are filed in the offices specified on Schedule 3.19(a), such Security Documents shall each constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement and the Holdings Agreement), in each case prior and superior in right to any other Person (except Liens permitted by Section 6.3).

3.20 Solvency. Each of the Borrower and each of its Subsidiaries is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and with the other Loan Documents and in connection with the Senior Debt Agreement and Senior Documents, will be, Solvent.

SECTION 4. CONDITIONS PRECEDENT

4.1 Conditions to Effectiveness. The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent:

(a) Credit Agreement and other Loan Documents. Each Lender shall have received (i) this Agreement executed and delivered by the Lenders and the Borrower, (ii) the Subordination Agreement executed and delivered by the Borrower, each Subsidiary Guarantor, the Senior Debt Agent and the Lenders and (iii) the Guarantee and Collateral Agreement and the IP Security Agreements, executed and delivered by the Borrower and each Subsidiary Guarantor.

(b) Senior Documents. The Lenders shall have received a fully executed copy of the Senior Debt Agreement, the other Senior Documents and all other documents and instruments executed in respect thereof, and all conditions to effectiveness thereunder shall have been satisfied or waived.

(c) Financial Statements. The Lenders shall have received (i) audited consolidated financial statements of the Borrower for the 2005 fiscal year, (ii) unaudited consolidated financial statements of the Borrower for the fiscal quarter ended March 31, 2006, (iii) a report in form and substance reasonably satisfactory to the Lenders detailing the number of Subscribers as of the month ended May 31, 2006, (iv) unaudited interim financial statements for month ended May 31, 2006 and (v) unaudited interim consolidated financial statements of the Borrower for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (ii) of this paragraph as to which such financial statements are available, and such report and financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of the Borrower.

(d) Projections. The Lenders shall have received satisfactory projections through 2008.

(e) Approvals; Consents. All governmental and material third party approvals and consents (including landlord (if any), shareholder and/or member approvals and consents) necessary in connection with the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect, such approvals and consents not to be unreasonably withheld or delayed in respect of the shareholders or members and their Affiliates, if applicable.

(f) Consents to Assignment. The Lenders shall have received a Consent to Assignment, executed and delivered by each of Sprint Spectrum, Sprint Communications and VEL.

(g) Lien Searches. The Lenders shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.3 or discharged on or prior to the Effective Date pursuant to documentation reasonably satisfactory to the Lenders.

(h) Fees. The Lenders shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date. All such amounts will be paid with proceeds of Revolving Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower to the Lenders on or before the Effective Date.

(i) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Lenders shall have received (i) a certificate of each Loan Party, dated the Effective Date, substantially in the form of Exhibit F, with appropriate insertions and attachments, including the certificate of formation of the Borrower certified by the relevant authority of the jurisdiction of organization of the Borrower and resolutions of the Board of Directors of the Borrower and the Members, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(j) Legal Opinion. The Lenders shall have received the legal opinion of Simpson Thacher & Bartlett LLP, counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit I.

(k) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by either Lender to be filed, registered or recorded in order to create in favor of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than in accordance with the Subordination Agreement and with respect to Liens expressly permitted by Section 6.3), shall be in proper form for filing, registration or recordation.

(l) Solvency Certificate. The Lenders shall have received a Solvency Certificate that shall document the solvency of each of the Group Members after giving effect to the transactions contemplated hereby.

(m) Insurance. The Senior Debt Agent shall have received insurance certificates satisfying the requirements for insurance set forth in Section 5.2(b) of the Guarantee and Collateral Agreement.

(n) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of the Effective Date.

(o) No Default. No Default or Event of Default shall have occurred and be continuing on the Effective Date.

4.2 Condition to Each Borrowing and Rollover. The agreement of each Lender to make any Revolving Loan or Rollover requested to be made by it on any date prior to the Senior Obligations Repayment Date is subject to the satisfaction of the condition that no Senior Debt Acceleration shall have occurred on or prior to such date.

Each borrowing by the Borrower after the Effective Date and each Rollover shall constitute a representation and warranty by the Borrower as of the date of such Borrowing or Rollover that the condition contained in Section 4.2 has been satisfied.

SECTION 5. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Revolving Commitments remain in effect, or any Revolving Loan or other amount is owing to any Lender hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

5.1 Financial Statements. Furnish to each Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing;

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year end audit adjustments); and

(c) as soon as available, but in any event not later than 45 days after the end of each month occurring during each fiscal year of the Borrower, the unaudited consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); provided, that the requirements set forth in this Section 5.1(c) shall no longer apply if the Consolidated Leverage Ratio as of the last day of any period of four consecutive fiscal quarters most recently ended is less than or equal to 2.0 to 1.0.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods. After a Holdings Transaction, all such financial statements shall be with respect to Holdings and its consolidated Subsidiaries or the IPO Company and its consolidated Subsidiaries, as applicable.

5.2 Certificates; Other Information. Furnish to each Lender:

(a) concurrently with the delivery of the financial statements referred to in Section 5.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default resulting from a breach of Section 5.1(b), 5.1(c) or 5.1(d), except as specified in such certificate;

(b) concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’ s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any existing Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Lenders, a description of any change in the jurisdiction of organization of any Loan Party and a list of any material Intellectual Property acquired by any Loan Party since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Effective Date);

(c) as soon as available, and in any event no later than 90 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d) within 15 days of the last day of any month, a report in form and substance reasonably satisfactory to the Lenders detailing the number of Subscribers as of the end of such month; provided, that the reporting requirement set forth in this Section 5.2(d) shall no longer apply if the Consolidated Leverage Ratio as of the last day of any period of four consecutive fiscal quarters most recently ended is less than or equal to 2.0 to 1.0;

(e) within 10 days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities (other than, prior to an IPO, such financial statements and reports that are sent solely to a Permitted Investor in its capacity as a holder of debt securities) or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC;

(f) promptly and, other than those notices required by Section 5.7, in any event within two Business Days after delivery or receipt thereof, copies of all (i) notices or documents given or received by the Borrower pursuant to any JV Agreement other than routine correspondence relating to routine aspects of the transactions contemplated by such agreements and (ii) amendments, waivers or other modifications of any Material Distribution Agreement;

(g) no later than 10 Business Days prior to the effectiveness thereof, copies of substantially final drafts of any agreement governing any Subordinated Debt permitted hereunder or any proposed amendment, supplement, waiver or other modification thereof; and

(h) promptly, such additional financial and other information as any Lender (or potential Lender) may from time to time reasonably request.

5.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member and except where failure to make such payment could not reasonably be expected to have a Material Adverse Effect.

5.4 Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.5 Maintenance of Property; Insurance. (a) Keep all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

5.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records upon reasonable notice, at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants.

5.7 Notices. Promptly give notice to the Lenders of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member, including the Senior Documents, or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case could reasonably be expected to have a Material Adverse Effect;

(c) any litigation, investigation or proceeding affecting any Group Member (i) in which the amount involved is $5,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought that, if enforced, would be of similar impact or (iii) which relates to any Loan Document or Senior Document;

(d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan;

(e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect; and

(f)(i) any breach, default or event of default by any party thereto under any JV Agreement or Distribution Agreement or, upon obtaining knowledge thereof, any other event that could reasonably be expected to lead to the termination, cancellation, revocation or suspension of any JV Agreement or Material Distribution Agreement and (ii) any termination, cancellation, revocation or suspension of any Distribution Agreement.

Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

5.8 Environmental Laws. (a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

5.9 Additional Collateral, etc. (a) With respect to any property acquired after the Effective Date by any Loan Party (other than (x) any property described in paragraph (b), (c) or (d) below and (y) any property subject to a Lien expressly permitted by Section 6.3(g) or (h)) as to which each Lender does not have a perfected Lien, promptly (i) execute and deliver to each Lender such amendments to the Guarantee and Collateral Agreement or such other documents as the Lenders may reasonably request to grant to each Lender a security interest in such property and (ii) take all actions as the Lenders may reasonably request to grant to each Lender a perfected (except with respect to Liens expressly permitted by Section 6.3(h) and Liens securing the Senior Obligations) security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Lenders.

(b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $1,000,000 and any leasehold interest in real property under which the annual rent exceeds $1,000,000 acquired after the Effective Date by any Loan Party (other than any such real property subject to a Lien expressly permitted by Section 6.3(g) or (h)), promptly (i) subject to the terms of the Subordination Agreement, execute and deliver a Mortgage, in favor of each Lender, covering such real property, (ii) if reasonably requested by the Lenders, provide each Lender with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Lenders) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) to the extent the same can be obtained by the exercise of commercially reasonably efforts, any consents or estoppels reasonably requested by the Lenders in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Lenders and (iii) if requested by the Lenders, deliver to the Lenders legal opinions relating to the matters described above, which opinions shall be in form and substance reasonably satisfactory to the Lenders.

(c) With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Effective Date by any Loan Party (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary), promptly (i) execute and deliver to the Lenders such amendments to the Guarantee and Collateral Agreement as the Lenders may reasonably request to grant to each Lender, for the benefit of the Secured Parties, a perfected (except with respect to Liens securing the Senior Obligations) security interest in the Capital Stock of such new Subsidiary that is owned by any Loan Party, (ii) on and after the Senior Obligations Repayment Date, deliver to the Lenders the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions as the Lenders may reasonably request to grant to each Lender a perfected (except with respect to Liens securing the Senior Obligations) security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Lenders and (C) to deliver to the Lenders a certificate of such Subsidiary, substantially in the form of Exhibit F, with appropriate insertions and attachments, and (iv) if requested by the Lenders, deliver to the Lenders legal opinions relating to the matters described above, which opinions shall be in form and substance reasonably satisfactory to the Lenders.

(d) With respect to any new Excluded Foreign Subsidiary created or acquired after the Effective Date by any Loan Party, promptly (i) execute and deliver to the Lenders such amendments to the Guarantee and Collateral Agreement as the Lenders may reasonably request to grant to each Lender a perfected (except with respect to Liens securing the Senior Obligations) security interest in the Capital Stock of such new Subsidiary that is owned by any such Loan Party (provided, that in no event (A) shall more than 65% of the total outstanding Capital Stock of any such new Subsidiary be required to be so pledged and (B) shall any Excluded Foreign Subsidiary be required to become a Subsidiary Guarantor), (ii) on and after the Senior Obligations Repayment Date, deliver to the Lenders the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and take such other action as the Lenders may reasonably request to perfect the Lenders’ security interest therein, and (iii) if requested by the Lenders, deliver to the Lenders legal opinions relating to the matters described above, which opinions shall be in form and substance reasonably satisfactory to the Lenders.

5.10 Deposit Account Control Agreements. Use commercially reasonable efforts to deliver to the Senior Debt Agent within sixty (60) days following the Effective Date one or more Deposit Account Control Agreements, properly executed by the Borrower and each bank at which the Borrower maintains deposit accounts, provided that nothing in this Section 5.10 shall be deemed to modify the Borrower’s obligation to provide the Relevant Agent (as defined in the Guarantee and Collateral Agreement) with “control” (within the meaning of Section 9-104 of the New York Uniform Commercial Code) over the deposit accounts of the Borrower as required under the Guarantee and Collateral Agreement, subject to the terms of the Subordination Agreement.

5.11 Leasehold Mortgages. Use commercially reasonable efforts to deliver to the Senior Debt Agent (with a copy to each Collateral Agent), with respect to each real property leasehold interest of the Borrower listed on Schedule 1.1B hereto, a properly executed leasehold mortgage in form and substance reasonably satisfactory to the Collateral Agents.

SECTION 6. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Revolving Commitments remain in effect or any Revolving Loan or other amount is owing to any Lender hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

6.1 Financial Condition Covenants.

(a) Working Capital. So long as there is availability hereunder, allow the accounts payable of the Borrower or any Subsidiary Guarantor to remain unpaid more than 55 days, on average, from the original date of invoice, excluding invoices that are subject to a bona fide dispute.

(b) Minimum Net Service Revenue. Permit the Net Service Revenue as at the last day of any fiscal quarter set forth below to be less than the number set forth below opposite such fiscal quarter:

Fiscal Quarter	Minimum Net Service Revenue
June 30, 2006	$220,000,000
September 30, 2006	$210,000,000
December 31, 2006	$210,000,000

(c) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters (or, if less, the number of full fiscal quarters subsequent to the Effective Date) of the Borrower, Holdings or the IPO Company, as applicable, ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Leverage Ratio
March 31, 2007	6.75 to 1.0
June 30, 2007	4.75 to 1.0
September 30, 2007	4.25 to 1.0
December 31, 2007	4.25 to 1.0
March 31, 2008	3.75 to 1.0
June 30, 2008	3.50 to 1.0
September 30, 2008	3.25 to 1.0
December 31, 2008 (and thereafter)	3.0 to 1.0

(d) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters (or, if less, the number of full fiscal quarters subsequent to the Effective Date) of the Borrower, Holdings or the IPO Company, as applicable, ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Fixed Charge Coverage Ratio
September 30, 2007	1.0 to 1.0
December 31, 2007	1.0 to 1.0
March 31, 2008	1.1 to 1.0
June 30, 2008	1.1 to 1.0
September 30, 2008	1.1 to 1.0
December 31, 2008 (and thereafter)	1.15 to 1.0

(e) Minimum Consolidated Adjusted EBITDA. Permit Consolidated Adjusted EBITDA as at December 31, 2006 for the period of four consecutive fiscal quarters to be less than $40,000,000.

6.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document or pursuant to any Senior Document;

(b)(i) Indebtedness of the Borrower owing to any Subsidiary and of any Wholly Owned Subsidiary Guarantor owing to the Borrower or any other Subsidiary and (ii) Indebtedness of any Subsidiary that is not a Loan Party owing to any other Subsidiary that is not a Loan Party;

(c) Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of any Wholly Owned Subsidiary Guarantor;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 6.2(d) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

(e) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 6.3(g) in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding;

(f) after June 30, 2006, Indebtedness (i) in the form of purchase price adjustments in connection with any Permitted Acquisition and (ii) of any Person that becomes a Subsidiary after the date hereof as a result of any Permitted Acquisition, provided, that (A) in the case of clause (ii) above, such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (B) in the case of clauses (i) and (ii) above, the Borrower and the Subsidiaries are in compliance, on a pro forma basis after giving effect to the incurrence of any such Indebtedness, with the covenants contained in this Agreement (including, without limitation, Section 6.1);

(g) Obligations with respect to (i) surety, appeal and performance bonds obtained by the Borrower or any of the Subsidiaries in the ordinary course of business and (ii) bankers’ acceptance, warehouse receipt or similar facilities entered into in the ordinary course of business;

(h) Contingent liabilities arising out of endorsement of checks and other negotiable instruments for deposit or collection in the ordinary course of business, provided, that such liabilities are eliminated within five Business Days of incurrence;

(i) unsecured Subordinated Debt in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $250,000,000 at any time outstanding; provided, that (i) such Subordinated Debt has no scheduled principal payments, amortization or other scheduled payment constituting a return of capital (and does not become mandatorily redeemable at the option of the holder thereof) until the date that is at least six months following the final maturity of the Senior Obligations, (ii) other than with respect to any Subordinated Debt issued to the Permitted Investors, the terms and conditions of such Subordinated Debt (including, without limitation, terms and conditions relating to the interest rate, fees, maturity, redemption, subordination, covenants, events of default and remedies), when taken as a whole, are no more restrictive to the Borrower than those contained in comparable transactions in the market at the time of issuance, (iii) no Default or Event of Default shall have occurred as a result of the incurrence of such Subordinated Debt, (iv) the Borrower and the Subsidiaries are in compliance, on a pro forma basis after giving effect to the incurrence of any such Subordinated Debt, with the covenants contained in this Agreement (including, without limitation, Section 6.1);

(j) Indebtedness of any Loan Party pursuant to the Subordinated Documents (as defined in the Subordination Agreement), subject in all respects to the Subordination Agreement;

(k) Subordinated Debt of the Borrower to Virgin, Sprint Spectrum or any of their respective Affiliates on substantially similar terms as the terms of the Subordinated Revolving Facility (“Additional Subordinated Debt”); provided that such additional subordinated loans may be made as term loans or revolving loans; and provided further that any such additional subordinated loans shall be subject in all respects to a subordination agreement substantially in the form of the Subordination Agreement; and

(l) additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $15,000,000 at any one time outstanding.

6.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided, that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’ , warehousemen’s, mechanics’ , materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f) Liens in existence on the date hereof listed on Schedule 6.3(f), securing Indebtedness permitted by Section 6.2(a) or 6.2(d), provided, that no such Lien is spread to cover any additional property after the Effective Date and that the amount of Indebtedness secured thereby is not increased;

(g) Liens securing Indebtedness of the Borrower or any Subsidiary incurred pursuant to Section 6.2(e) to finance the acquisition of fixed or capital assets, provided, that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(h) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary, provided, that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or assets of the Borrower or any subsidiary and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof, plus accrued interest and premiums in respect thereof;

(i) Liens created pursuant to the Security Documents or the Senior Documents;

(j) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

(k) Liens that are statutory, common law, or contractual rights of set-off relating to deposit accounts in favor of banks and other depositary institutions in the ordinary course of business;

(l) judgment Liens in respect of judgments that do not constitute an Event of Default under Section 7(h) and in respect of which the Borrower or the Subsidiary subject thereto shall be prosecuting an appeal or proceedings for review in good faith and shall be maintaining appropriate reserves with respect thereto;

(m) licenses and sublicenses of Intellectual Property in the ordinary course of business and in a manner that does not materially interfere with the business of the Borrower and its Subsidiaries;

(n) Liens on the Collateral securing the Indebtedness permitted pursuant to Section 6.2(k), provided, that such Liens shall be (1) subject and fully subordinate to the Liens granted to the Collateral Agents and (2) subject in all respects to a subordination agreement substantially in the form of the Subordination Agreement; and

(o) Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $2,500,000 at any one time.

6.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or permit any change to its organizational structure, or Dispose of all or substantially all of its property or business, except that:

(a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower provided, that the Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary Guarantor (provided, that the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation);

(b) any Subsidiary of the Borrower that is not a Subsidiary Guarantor, nor a Subsidiary of a Subsidiary Guarantor, may be merged or consolidated with or into any other Subsidiary of the Borrower that is not a Subsidiary Guarantor; provided, that if one Subsidiary to such merger or consolidation is a Wholly Owned Subsidiary, the Wholly Owned Subsidiary shall be the continuing or surviving corporation;

(c) any Subsidiary of the Borrower may Dispose of any or all of its assets (i) to the Borrower or any Wholly Owned Subsidiary Guarantor (upon voluntary liquidation or otherwise), (ii) to a Subsidiary that is not a Subsidiary Guarantor if the Subsidiary making the Disposition is not a Subsidiary Guarantor or (iii) pursuant to a Disposition permitted by Section 6.5, and upon the occurrence of any of the foregoing events described in clause (i), (ii) or (iii), the disposing Subsidiary may be dissolved;

(d) any Investment expressly permitted by Section 6.8 may be structured as a merger, consolidation or amalgamation; and

(e) solely in contemplation of an IPO, the consummation of any Holdings Transaction; provided, that in each case, (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) such Holdings Transaction shall not cause the Borrower and its Subsidiaries, or any of their respective assets, to be subject to any current or reasonably foreseeable material tax liabilities, (iii) such Holdings Transaction shall not have a Material Adverse Effect, (iv) in the case of the UPREIT Restructuring, OpCo shall become a party to this Agreement and the Guarantee and Collateral Agreement pursuant to a Joinder, in each case on terms reasonably satisfactory to the Lenders, (v) Holdings shall enter into the Holdings Agreement on terms reasonably satisfactory to the Lenders, (vi) the IPO Company, as applicable, shall enter into the Holdings Agreement on terms reasonably satisfactory to the Lenders, and (vii) the Borrower shall have provided to the Lenders all information and documentation, including, without limitation, any legal opinions of one or more counsel to a Group Member, with respect to such Holdings Transaction, the Holdings Agreement, this Agreement, each Joinder or otherwise, as the Lenders may reasonably request, and all such information and documentation shall be reasonably satisfactory to the Lenders.

6.5 Disposition of Property; Capital Stock. Dispose of any of its property, whether now owned or hereafter acquired, issue any preferred Capital Stock or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition in the ordinary course of business of property that is obsolete, worn out or no longer commercially useful to the Borrower;

(b) the sale of inventory in the ordinary course of business;

(c) Dispositions permitted by clauses (i) and (ii) of Section 6.4(c) and by Section 6.4(e);

(d) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Wholly Owned Subsidiary Guarantor;

(e) licenses or sublicenses of Intellectual Property and leases or subleases of other property, in each case, for fair value, in the ordinary course of business and in a manner that does not materially interfere with the business of the Borrower or any of its Subsidiaries;

(f) any Disposition consisting of a contribution of assets permitted by Section 6.8;

(g) any Disposition constituting a Recovery Event;

(h) the Disposition of other property having a fair market value not to exceed $2,000,000 in the aggregate for any fiscal year of the Borrower;

(i) the issuance of preferred Capital Stock permitted under Section 6.6(b) hereof; and

(j) the issuance of preferred Capital Stock in respect of interest on loans under this Agreement.

6.6 Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a) any Subsidiary may make Restricted Payments to the Borrower or any Wholly Owned Subsidiary Guarantor;

(b) so long as no Event of Default has occurred and is continuing, (i) the Borrower may pay dividends or distributions in cash, PIK Notes or additional Capital Stock (in each case, solely as requested by the Lenders) to each holder of its Capital Stock, in each case, on a quarterly basis as reasonably determined by the Borrower in an amount equal to the amount of taxable income allocated to such holder for such period (which income shall, for the avoidance of doubt, be calculated without regard to any adjustments to the basis of the assets of the Borrower pursuant to Section 743 of the Code as a result of an election under Section 754 of the Code) multiplied by the higher of (x) the highest effective combined Federal, state and local income tax rate applicable to net income or capital gain recognized during such period to a corporation organized in the United States and (y) 40% and (ii) upon consummation of a Holdings Transaction, the Borrower may pay cash dividends or distributions to Holdings solely to permit Holdings to (A) pay corporate overhead expenses incurred in the ordinary course of business not to exceed $2,000,000 in any fiscal year and (B) pay salaries, bonuses and other compensation to employees of any Group Member which would otherwise be payable by the Borrower or any of its Subsidiaries in the ordinary course of business and in amounts materially consistent with the past practices of the Borrower;

(c) the Borrower may redeem in whole or in part any Capital Stock of the Borrower for another class of Capital Stock or rights to acquire Capital Stock of the Borrower, provided, that such other class of Capital Stock contains terms and provisions at least as advantageous to the Lenders as those contained in the Capital Stock redeemed thereby;

(d) the Borrower may pay cash dividends or distributions to each holder of its Capital Stock;

(e) the Borrower may make payments on account of, or purchase, redeem or retire, options and/or stock appreciation rights granted under the Borrower’s long term incentive plans; and

(f) the Borrower may issue PIK Notes hereunder.

6.7 Capital Expenditures. Make or commit to make any Capital Expenditure, except Capital Expenditures of the Borrower and its Subsidiaries in the ordinary course of business not exceeding $50,000,000 in any fiscal year; provided, that (a) up to 50% of any such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year and (b) Capital Expenditures made pursuant to this Section during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and, second, in respect of amounts carried over from the prior fiscal year pursuant to clause (a) above.

6.8 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) investments in Cash Equivalents;

(c) Guarantee Obligations permitted by Section 6.2;

(d) loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $1,000,000 at any one time outstanding;

(e) Investments in assets useful in the business of the Borrower and its Subsidiaries made by the Borrower or any of its Subsidiaries with the proceeds of any “Reinvestment Deferred Amount” (as defined in the Senior Debt Agreement);

(f) Permitted Acquisitions;

(g)(i) intercompany Investments by any Group Member in the Borrower or any Person that, prior to such investment, is a Subsidiary Guarantor and (ii) intercompany Investments by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party;

(h) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputed with, customers and suppliers, in each case in the ordinary course of business;

(i) the Borrower or any Subsidiary Guarantor may make Investments in joint ventures or other Persons engaged primarily in one or more businesses in which the Borrower is engaged on the date of this Agreement or that are reasonably related thereto, in an aggregate amount (valued at cost and net of return) not to exceed $50,000,000; provided, that at the time of and immediately after giving effect thereto no Default or Event of Default has occurred and is continuing or would occur after giving effect to such Investment as a result therefrom;

(j) Investments constituting non-cash proceeds of sales, transfers and other dispositions of property to the extent permitted by Section 6.5; and

(k) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $5,000,000 during the term of this Agreement.

6.9 Optional Payments and Modifications of Certain Debt Instruments. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Subordinated Debt (it being understood that the Borrower and its Subsidiaries shall be permitted to make regularly scheduled interest and principal payments as and when due in respect of Subordinated Debt, other than payments in respect thereof prohibited by the subordination provisions thereof); (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Subordinated Debt incurred as permitted hereunder (other than any such amendment, modification, waiver or other change that (i) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon and (ii) does not involve the payment of a fee); (c) amend, modify, waive or otherwise change or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Debt Agreement or any other Senior Document if such amendment or other change would confer additional material rights to the Senior Debt Lenders in a manner adverse to the Borrower, any of its Subsidiaries or any Lender, except as expressly permitted under the Subordination Agreement; or (d) designate any Indebtedness (other than the Senior Obligations) as “Designated Senior Indebtedness” (or any other defined term having a similar purpose) for the purposes of any agreement governing any Subordinated Debt incurred as permitted hereunder.

6.10 Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member.

6.11 Swap Agreements. Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock or any Subordinated Debt) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

6.12 Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 (or such other calendar quarter-end date as consented to by the Lenders, such consent not to be unreasonably withheld) or change the Borrower’s method of determining fiscal quarters.

6.13 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party, other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) the JV Agreements, (d) the Senior Documents or any agreements governing any Subordinated Debt or Additional Subordinated Debt incurred as permitted hereunder, (e) any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract of similar property or assets and (f) any restriction or encumbrance imposed pursuant to an agreement that has been entered into by the Borrower or any of its Subsidiaries for the disposition of any of its property or assets so long as such Disposition is otherwise permitted to be made under Section 6.5.

6.14 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Senior Documents or the Loan Documents, (ii) any restrictions existing under the JV Agreements as of the date hereof, (iii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary and (iii) and any restrictions imposed pursuant to any agreement governing any Subordinated Debt or Additional Subordinated Debt incurred as permitted hereunder.

6.15 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.

SECTION 7. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Revolving Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Revolving Loan, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c)(i) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to the Borrower only), Section 5.7(a) or Section 6 of this Agreement, Section 5 of the Guarantee and Collateral Agreement or Section 5 of the Holdings Agreement or (ii) an “Event of Default” under and as defined in any Mortgage shall have occurred and be continuing; or

(d) any Loan Party shall default in the observance or performance of any other covenant contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Lenders; or

(e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness other than that referred to in paragraph (a) above (including any Guarantee Obligation, but excluding the Senior Obligations) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any Indebtedness other than that referred to in paragraph (a) above (including any Guarantee Obligation) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or with respect to such Indebtedness (other than the Senior Obligations) to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $10,000,000; or

(f)(i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)(i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Lenders, reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k) if applicable, the IPO Company shall cease to directly own and control, of record and beneficially, 100% of each class of outstanding Capital Stock of Holdings free and clear of all Liens (except Liens created by the Holdings Agreement or the Senior Documents); or

(l) the Virgin Mobile Service (as defined in the PCS Services Agreement) is suspended and such suspension continues for a period of 30 days or more; or

(m)(i) any Consent to Assignment shall cease, for any reason, to be in full force and effect or cease to be the legally valid, binding and enforceable obligation of any Person party thereto; (ii) any Person party thereto shall, directly or indirectly, contest such effectiveness, validity, binding nature or enforceability by the filing of a claim, complaint or notice with an arbitrator or any court or other Governmental Authority; or (iii) any party to a Consent to Assignment shall fail to perform or observe the material terms or conditions thereof or shall breach or otherwise be in default thereunder; or

(n) any Subordinated Debt or the guarantees thereof, if any, shall cease, for any reason, to be validly subordinated to the Obligations, the obligations of the Subsidiary Guarantors under the Guarantee and Collateral Agreement or the obligations of Holdings or the IPO Company under the Holdings Agreement, as the case may be, as provided in the agreements governing such Subordinated Debt, or any Loan Party, any Affiliate of any Loan Party, the trustee in respect of any Subordinated Debt or the holders of at least 25% in aggregate principal amount of any Subordinated Debt shall so assert;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Revolving Commitments shall immediately terminate and the Revolving Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, and subject to the terms of the Subordination Agreement, either or both of the following actions may be taken: (i) each Lender may, by notice to the Borrower, (i) declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate and (ii) declare the Revolving Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

Notwithstanding anything to the contrary in this Section 7, to the extent the Borrower is prohibited pursuant to Section 3 of the Subordination Agreement or Section 7.9 of the Senior Debt Agreement from paying any amount (other than on the Revolving Termination Date) otherwise due and payable under any Loan Document, such failure to pay shall not constitute an Event of Default hereunder until the earlier to occur of (i) two Business Days following the day such prohibition ceases to exist and (ii) the Revolving Termination Date. Interest shall accrue on any such amounts, the payment of which is so prohibited, from the date such amounts are otherwise due and payable hereunder to the date of payment at the rate which is two percent (2%) per annum in excess of the rate of interest otherwise applicable to such Obligations from time to time, or if no rate is theretofore applicable, at a rate which is two percent (2%) per annum in excess of the rate of interest applicable to the Revolving Loans at such time.

SECTION 8. MISCELLANEOUS

8.1 Amendments and Waivers. Subject to the terms of the Subordination Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by the Lenders and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Following notification by the Senior Debt Agent that a waiver or amendment is intended to be made to any of the representations, warranties or covenants or events of defaults (or to definitions therein) in the Senior Documents, the Lenders and the Borrower shall enter into a waiver or, as applicable, an amendment to this Agreement to effect such waiver or amendment to the corresponding representations and warranties, affirmative covenants and negative covenants or events of defaults (or to definitions therein) of the Loan Documents. Such waiver or amendment shall become effective contemporaneously with the waiver under or amendment of the Senior Documents. The Borrower agrees to pay or reimburse each Lender for all of its reasonable costs and expenses incurred in connection with any such waiver or amendment, including the reasonable fees and disbursements of counsel to each Lender. In the event that the Lenders fail to enter into any such waiver or amendment which it is obligated to execute pursuant to this Section 8.1, the Lenders shall not be entitled to rely upon any provisions of this Agreement or the applicable Loan Document which should have been so amended as giving rise to a Default or Event of Default hereunder.

8.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows, in the case of the Borrower and each Lender, and to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	Virgin Mobile USA, LLC
10 Independence Boulevard
Warren, NJ 07059
Attention: Chief Financial Officer
Fax: 908-626-0473
Telephone: 908-607-4003

with a copy to:

Virgin Mobile USA, LLC
10 Independence Boulevard
Warren, NJ 07059
Attention: General Counsel
Fax: 908-607-4078
Telephone: 908-607-4017

Lenders:	Virgin Entertainment Holdings, Inc.
5757 Wilshire Blvd., Ste 300
Los Angeles, CA 90036
Attention: Ravi Ahuja
Chief Financial Officer
Telecopy: (323) 937-9110
Telephone: (323) 904-6121

With a copy to:

Virgin Management Ltd.
120 Campden Hill Road
London W8 7AR
Attention: Josh Bayliss
Fax: 020 7313 2011
Telephone: 020 7313 2011

Sprint Spectrum L.P.
6200 Sprint Parkway
Overland Park, Kansas 66251
Attention: Douglas B. Lynn Vice President — Corporate Development
Telecopy: (913) 523-2785
Telephone: (913) 794-1350

With a copy to:

Sprint Spectrum L.P.
6200 Sprint Parkway
Overland Park, Kansas 66251
Attention: Legal - Vice President, Corporate Transactions
Telecopy: (913) 523-9802
Telephone: (913) 794-1408

provided, that any notice, request or demand to or upon the Lenders shall not be effective until received. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Lenders.

8.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

8.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Revolving Loans hereunder.

8.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse each Lender for all its reasonable out of pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to each Lender and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Effective Date (in the case of amounts to be paid on the Effective Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Lenders shall deem appropriate, (b) to pay or reimburse each Lender and each Collateral Agent for all its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable fees and disbursements of counsel to each Lender and each Collateral Agent, (c) to pay, indemnify, and hold each Lender and each Collateral Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and each Collateral Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Revolving Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to

Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 8.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 8.5 shall be submitted to Chief Financial Officer (Telephone No. 908-607-4003) (Telecopy No. 908-626-0473), at the address of the Borrower set forth in Section 8.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Lenders. The agreements in this Section 8.5 shall survive repayment of the Revolving Loans and all other amounts payable hereunder.

8.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder (other than as permitted under this Agreement) without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) Each Lender may sell, transfer, negotiate or assign to one or more Eligible Assignees (of which it has given prior written notice to the Borrower and Senior Debt Agent) all or a portion of its rights and obligations hereunder (including all of its rights and obligations with respect to the Revolving Loans and Revolving Commitments); provided, however, that any assignment to an Eligible Assignee described in clause (ii) or (iii) of the definition thereof shall be subject to the prior consent of the Senior Debt Agent. Upon the assignment by a Lender to an Eligible Assignee, such Eligible Assignee shall thereupon succeed to, and become vested with, all of the rights, powers, privileges and duties of the assigning Lender under this Agreement and the other Loan Documents and expressly subject to the subordination provisions therein. After any such assignment hereunder, the provisions of Article VII shall inure to the benefit of such assigning Lender, its Affiliates, and their respective directors, officers, employees, agents and advisors as to any action taken, or omitted to be taken, by such assigning Lender while such retiring assigning Lender was a Lender under this Agreement and the other Loan Documents. Any such assignment to an Eligible Assignee shall only become effective immediately following such Eligible Assignee’s agreement in writing delivered to the Senior Debt Agent to be bound by the terms of this Agreement and the Subordination Agreement. Upon an assignment by a Lender of all its rights and obligations hereunder, such Lender may transfer all items of Collateral held under the Security Documents and execute and deliver to such Eligible Assignee such amendments to financing statements, and take such other actions as may be necessary or appropriate in connection with the assignment to such Eligible Assignee of the security interests created under the Security Documents.

(c)(i)Any Lender may, without the consent of the Borrower but with the prior consent of the Senior Debt Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Revolving Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 8.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.12 and 2.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.7(b) as though it were a Lender, provided such Participant shall be subject to Section 8.7(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.11 or 2.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.12 unless such Participant complies with Section 2.12(d).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

8.7 Adjustments; Set off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set off, pursuant to events or proceedings of the nature referred to in Section 7(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower after any such setoff and application made by such Lender, provided, that the failure to give such notice shall not affect the validity of such setoff and application.

8.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and each Lender.

8.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

8.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 8.2 or at such other address of which the Lenders shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

8.13 Acknowledgements.

(a) The Borrower hereby acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents.

(b) No Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents and the Borrower recognizes, acknowledges and agrees that the relationship created between the Lenders and the Borrower by the making of the Revolving Loans and the execution, delivery and performance of the Loan Documents is solely and exclusively that of debtor/borrower and secured creditor/lender. Nothing in the Loan Documents shall be construed to create or give rise to (i) any other relationship other than that of debtor/borrower and secured creditor/lender, separate and apart from any relationship among the members of the Borrower created and governed by the LLC Agreement and any other relationship between any member and the Borrower created and governed by any JV Agreement or pursuant to applicable law or otherwise, or (ii) any rights, duties or obligations of any Lender to the Borrower of any kind or nature except as expressly set forth in the Loan Documents.

(c) The Borrower agrees not to make any claims or counterclaims of any kind or nature whatsoever against either Lender or raise any defenses or offset with respect to any Lender or its enforcement of the Loan Documents that in any way assert or are based upon the contention that the relationship between such Lender and the Borrower is anything other than that of an unaffiliated borrower and third party lender. Borrower agrees never to institute or cause to be instituted or continue prosecution of any suit or form of action or proceeding against any Lender in contravention of the foregoing.

(d) The Borrower acknowledges that no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

8.14 Releases of Guarantees and Liens.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, each Collateral Agent is hereby irrevocably authorized (without requirement of notice to or consent of any Lender except as expressly required by Section 8.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 8.1 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Revolving Loans and the other obligations under the Loan Documents shall have been paid in full and the Revolving Commitments have been terminated, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Lenders and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

8.15 Confidentiality. Each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, any Permitted Investor, the Senior Debt Agent or any Lender pursuant to or in connection with this Agreement; provided, that nothing herein shall prevent any Lender from disclosing any such information (a) to other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

8.16 The Collateral Agents.

(a) Sprint Spectrum hereby irrevocably designates and appoints the Sprint Collateral Agent, for the benefit of the Secured Parties, as an agent of such Secured Parties under the Security Documents, and Sprint Spectrum irrevocably authorizes the Sprint Collateral Agent, in such capacity, to take such action on its behalf under the provisions of the Security Documents and to exercise such powers and perform such duties as are expressly delegated to it by the terms of the Security Documents, together with such other powers as are reasonably incidental thereto. Virgin hereby irrevocably designates and appoints the Virgin Collateral Agent, for the benefit of the Secured Parties, as an agent of such Secured Parties under the Security Documents, and Virgin irrevocably authorizes the Virgin Collateral Agent, in such capacity, to take such action on its behalf under the provisions of the Security Documents and to exercise such powers and perform such duties as are expressly delegated to it by the terms of the Security Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in the Security Documents, neither Collateral Agent shall have any duties or responsibilities, except those expressly set forth in the Security Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Security Documents or otherwise exist against the Collateral Agents. Each Collateral Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither Collateral Agent shall be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.

(b) Neither Collateral Agent nor any of its officers, directors, employees, agents, attorneys in fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Collateral Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party party thereto to perform its obligations hereunder or thereunder. Neither Collateral Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

(c) Each Lender expressly acknowledges that neither Collateral Agent nor any of its officers, directors, employees, agents, attorneys in fact or affiliates have made any representations or warranties to it and that no act by either Collateral Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute a representation or warranty by such Collateral Agent to any Lender. Each Lender represents to the Collateral Agent appointed by it that it has, independently and without reliance upon such Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon either Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Neither Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of such Collateral Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates.

(d) Each Lender agrees to indemnify the Collateral Agent appointed by it and the Designated Agent, if any, in its respective capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to its respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Revolving Commitments shall have terminated and the Revolving Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Collateral Agent or the Designated Agent in any way relating to or arising out of, the Revolving Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Collateral Agent or the Designated Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Collateral Agent’s or the Designated Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Revolving Loans and all other amounts payable hereunder.

8.17 WAIVERS OF JURY TRIAL. THE BORROWER AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

8.18 Non-Recourse. No recourse shall be had in respect of any obligation of the Borrower or any other Loan Party under or in respect of any Loan Document (a) against any Member or any Affiliate thereof, or any officer, shareholder, member, director or employee of any such Member or any such Affiliate, and (b) if the Borrower converts to a limited partnership pursuant to the terms hereof, against any partner (including the general partner) of the Borrower or any Affiliate thereof (in each case, other than as set forth in the Holdings Agreement), or any officer, shareholder, member, director or employee of any such partner or any such Affiliate, except, in each case, with respect to fraud or misrepresentation on the part of any such Member or partner or any such officer, shareholder, member, director or employee thereof.

8.19 Conflicts. In the event of any conflict between the provision of this Agreement or the other Loan Documents and the provisions of the Subordination Agreement, the provisions of the Subordination Agreement shall govern.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

VIRGIN MOBILE USA, LLC,
as Borrower

By:	/s/ Daniel Schulman
Name:	Daniel Schulman
Title:	Chief Executive Officer

VIRGIN ENTERTAINMENT HOLDINGS, INC., as a Lender

By:	/s/ J. Bayliss
Name:	J. Bayliss
Title:	Attorney

Revolving Commitment: $ 50,000,000

SPRINT SPECTRUM L.P., as a Lender

By:	/s/ Douglas B. Lynn
Name:	Douglas B. Lynn
Title:	Vice President

Revolving Commitment: $ 50,000,000

SUBORDINATED CREDIT AGREEMENT

SIGNATURE PAGE